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                                                                    EXHIBIT 10.9


                               MDMI HOLDINGS, INC.

              2000 RETENTION PLAN FOR MER CONSULTANTS AND EMPLOYEES


         This MDMI Holdings, Inc. 2000 Retention Plan for MER Consultants and Employees (the "PLAN") is adopted as of the Effective Date, as defined below, with reference to the following facts:

         The shareholders of Noble-Met Ltd. agreed to sell Noble-Met Ltd., a Virginia corporation ("NOBLE-MET") to Medical Device Manufacturing, Inc., a Colorado corporation n/k/a MDMI Holdings, Inc. ("MDMI"), pursuant to a Share Purchase Agreement dated December 22, 1999, among such shareholders, Noble-Met and MDMI ("SHARE PURCHASE AGREEMENT").

         Prior to its acquisition by MDMI, Noble-Met engaged an entity known as Medical Engineering Resources, Ltd., a Minnesota corporation ("OLD MER"), for certain sales and marketing services. MDMI determined that it was in the best interests of Noble-Met and MDMI for the services of Old MER to remain available on an exclusive basis, and MDMI arranged for the MER Acquisition (as defined below).

         In conjunction with the MER Acquisition (as defined below), MDMI executed certain employment and services agreements with certain individuals affiliated with the Old MER. To motivate and reward future efforts of such employees and independent contractors, MDMI desires to provide for the payment of certain benefits to such employees and independent contractors, all on the terms and conditions set forth in this Plan.

                                    ARTICLE I
                                   DEFINITIONS

                  "2000 Employee Benefit Amount" shall have the meaning ascribed to such term in Article II, Section A.

                  "2000 Plan Benefit Value" shall mean an amount, not to exceed the Maximum Plan Benefit Value, and otherwise equal to four and two-tenths (4.2), multiplied by one-twentyfirst (1/21), multiplied by the amount, if any, by which the EBITDA for the 2000 Fiscal Year exceeds the EBITDA for the 1999 Fiscal Year.

                  "2001 Employee Benefit Amount" shall have the meaning ascribed to such term in Article II, Section B.

                  "2001 Plan Benefit Value" shall mean an amount, which in combination with the 2000 Plan Benefit Value may not exceed the Maximum Plan Benefit Value, and



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otherwise equal to three and fifteen hundredths (3.15), multiplied by one-twentyfirst (1/21), multiplied by the amount, if any, by which the EBITDA for the 2001 Fiscal Year exceeds the EBITDA for the 2000 Fiscal Year.

                  "Board" shall mean the board of directors of MDMI.

                  "EBITDA" shall mean Noble-Met's earnings before interest, taxes, depreciation and amortization as determined by the financial statements for the Fiscal Year, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments made pursuant to the Share Purchase Agreement and adjustments to which the MDMI and the Sellers' Representative (as such term is defined in the Share Purchase Agreement) may mutually agree.

                  "Eligible Participants" shall mean the individuals listed on the Share Allocation List, attached hereto as Appendix A.

                  "Employee Benefit Amount" shall mean either the 2000 Employee Benefit Amount or the 2001 Employee Benefit Amount, whichever is applicable.

                  "Employee Share" shall mean the percentage listed for a particular employee or consultant on the Share Allocation List, attached hereto as Appendix A.

                  "Fiscal Year" shall mean a fiscal year ending December 31st of that year.

                  "Fixed Benefit" shall mean the cash benefit described in
Article II, Section D.

                  "Fixed Benefit Share" shall mean a percentage equal to 100% less the Phantom Stock Share.

                  "Maximum Plan Benefit Value" shall mean $1,000,000.

                  "MER Acquisition" shall mean the merger, effective on or about May 12, 2000, of Medical Engineering Resources, Ltd., a Minnesota corporation, into and with a wholly-owned subsidiary of MDMI.

                  "Payment Date" for a particular Employee Benefit Amount shall mean the date chosen by the Plan Administrator on which to grant an employee their respective Employee Benefit Amount for the immediately preceding Fiscal Year which date shall in no event be later than either thirty (30) days after delivery of the audited financial statements of the Company for the immediately preceding Fiscal Year or April 15th, whichever occurs first.


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                  "Phantom Stock Amount" shall have the meaning ascribed to such term in Article II, Section E.1.

                  "Phantom Stock" shall mean the phantom stock awarded to the Employees pursuant to the MDMI Holdings, Inc. 2000 Employee Phantom Stock Plan.

                  "Phantom Stock Price" shall have the meaning ascribed to such term in Article II, Section E.2.

                  "Phantom Stock Share" shall have the meaning ascribed to such term in Article II, Section C.2.

                  "Plan Administrator" shall mean the Board of Directors of MDMI or a committee, individual or corporate designee appointed by such Board.

                  "Plan Benefits" shall mean the benefits payable to Qualified Employees arising under Article II hereof.

                  "Qualified Employees" shall mean individuals who are employees, consultants, or employees of consultants of Noble-Met or an affiliate of Noble-Met on the Payment Date.

                                   ARTICLE II
                             CALCULATION OF BENEFITS

         The Plan Administrator shall determine the Plan Benefits payable to each Qualified Employee as described below. Except as provided in Article VI, Section E, the Plan Administrator's determination of such Plan Benefits shall be final and conclusive.

         A. 2000 Employee Benefit Amount. Each Qualified Employee will receive an amount equal to the 2000 Plan Benefit Value multiplied by the Employee Share for that particular Qualified Employee (the "2000 Employee Benefit Amount"). Such amount will be allocated between Fixed Benefits and Phantom Stock as described in Article II, Section C.

         B. 2001 Employee Benefit Amount. Each Qualified Employee will receive an amount equal to the 2001 Plan Benefit Value multiplied by the Employee Share for that particular Qualified Employee (the "2001 Employee Benefit Amount"). Such amount will be allocated between Fixed Benefits and Phantom Stock as described in Article II, Section C.

         C. Benefits Election.



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         1.       No Election. If no election is made, 100% of the Employee
                  Benefit Amount shall be paid as Fixed Benefits.

         2. Election. A Qualified Employee may elect to receive a share of up to 25% of his or her Employee Benefit Amount as Phantom Stock (the "Phantom Stock Share").

         3. Timing. Each Qualified Employee will be able to make the election regarding the Phantom Stock Share at any time before December 31, 2000 for the Phantom Stock Share regarding the 2000 Employee Benefit Amount and at any time before December 31, 2001 for the Phantom Stock Share regarding the 2001 Employee Benefit Amount.

         4. Process. Elections must be made in writing and submitted to the Plan Administrator.

         D. Fixed Benefits. The amount of Fixed Benefits payable to a Qualified Employee shall be equal to the Employee Benefit Amount of that Qualified Employee multiplied by the Fixed Benefit Share of that Qualified Employee.

         E. Phantom Stock. The number of shares of Phantom Stock payable to a Qualified Employee shall be equal to the Phantom Stock Amount of that Qualified Employee divided by the Phantom Stock Price.

         1. Phantom Stock Amount. The Phantom Stock Amount for a Qualified Employee shall be equal to the Employee Benefit Amount for that Qualified Employee multiplied by the Phantom Stock Share for that Qualified Employee.

         2. Phantom Stock Price. The Phantom Stock Price shall be twelve dollars ($12.00) per share.

                                   ARTICLE III
                    EMPLOYMENT ON PAYMENT DATE; REALLOCATION

A. Employment on Payment Date. Plan Benefits (whether Fixed Benefits or Phantom Stock) shall be paid only to Qualified Employees who are employed by, serve as independent contractors to, or employed by independent contractors of MDMI or its affiliates or subsidiaries on the Payment Date. Except as may be set forth in an Qualified Employee's written employment agreement, any other termination of employment, whether voluntary or otherwise, shall result in forfeiture of any unpaid Plan Benefits.


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         Reallocation. If a Qualified Employee ceases to be employed prior to a
Payment Date (other than by reason of death, in which case the provisions of Article IV, Section D shall control), that Qualified Employee's 2000 Employee Benefit Amount or 2001 Employee Benefit Amount, as applicable, shall be reallocated among the remaining Qualified Employees or to specified Qualified Employees, which reallocation shall be made at MDMI's discretion, provided, however, that MDMI shall be required to reallocate such benefits.

                                   ARTICLE IV
                            TIME AND FORM OF PAYMENT

         A. Time of Payment of Plan Benefits. Fixed Benefits payable hereunder shall be paid on the Payment Date. Phantom Stock shall be granted on the Payment Date.

         B. Form of Payment. All payments of Plan Benefits shall be made subject to applicable deductions, tax and other withholdings and other adjustments.

         C. Payment to Guardian. If at any time a Qualified Employee is the subject of a conservatorship or other fiduciary responsible for the management and control of such person's financial affairs, amounts payable to such person shall be paid to such conservator or fiduciary until such person is no longer the subject of such conservatorship or fiduciary.

         D. Payment Upon Death.

                  1. Beneficiary Designations. Upon forms provided by the Plan Administrator each Qualified Employee shall designate in writing the beneficiary or beneficiaries whom such Qualified Employee desires to receive the Plan Benefits payable under the Plan, if any, in the event of the death of a Qualified Employee. A Qualified Employee may change his or her designated beneficiary or beneficiaries from time to time without the consent of such beneficiary or beneficiaries by filing a new designation in writing with Plan Administrator on forms prescribed for that purpose, provided, however, that if a married Qualified Employee desires to designate an individual other than his or her spouse as beneficiary, such designation shall not be effective unless consented to in writing by such Qualified Employee's spouse. Notwithstanding the foregoing, spousal consent shall not be necessary if it is established to the satisfaction of Plan Administrator that there is no spouse of the Qualified Employee or that the required consent cannot be obtained because the spouse cannot be located or is legally incompetent. Plan Administrator may rely upon the designation of beneficiary or beneficiaries last filed by the Qualified Employee in accordance with this Plan.


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                  2. Default Beneficiaries. If the designated beneficiary does not survive the Qualified Employee, or if there is not a valid beneficiary designation, amounts payable under the Plan shall be paid to the Qualified Employee's spouse, or if there is not a surviving spouse, then to the duly appointed and currently acting personal representative of the Qualified Employee's estate. If there is no personal representative of the Participant's estate duly appointed, then payments under the Plan shall be made to the person or persons who can verify by affidavit or court order to the satisfaction of Plan Administrator that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other statutory provision in effect at the Qualified Employee's death in the state in which the Qualified Employee resides.

                                    ARTICLE V
                      NO ENLARGEMENT OF EMPLOYMENT RIGHTS.

         A. Voluntary Plan. This Plan is a strictly voluntary undertaking on the part of Noble-Met and MDMI and shall not be deemed to be consideration for, or an inducement to, or a condition of, the employment of any Qualified Employee.

         B. No Continued Employment Right. Nothing in this Plan shall confer upon any employee any right to continue in the employment or affiliation with Noble-Met or MDMI nor constitute any promise or commitment by Noble-Met or MDMI regarding future positions, work assignments, compensation or any other term or condition of employment or affiliation.

         C. No Other Rights. No person shall have any rights under this Plan except as specifically provided herein and, with respect to vesting, as may be set forth in an employment agreement. No Qualified Employee shall have any rights under this Plan to receive any benefit or other rights, except a payment in cash on the terms set forth herein.

                                   ARTICLE VI
                                  MISCELLANEOUS

         A. No Tax Advice. MDMI and Noble-Met make no representation regarding taxation to any Qualified Employee of any payments provided under this Plan.

         B. Delivery of Payments. All payment under this Plan shall be delivered in person or mailed to the last address of the Qualified Employee (or in the case of the death or conservatorship of the Qualified Employee, to the address of the person entitled thereto as shown on the records of Noble-Met). Each Qualified Employee shall be responsible for furnishing Noble-Met with his or her current address and the correct current name and address of any Beneficiary or Beneficiaries.



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         C. Plan Amendments. The Plan Benefits provided hereunder may not be withdrawn, revoked or modified in any manner which alters the eligibility provisions hereof in any manner detrimental to a Noble-Met employee, reduces Plan Benefits or delays the time for payment of Plan Benefits hereunder without the affected Qualified Employee's prior written consent.

         D. Governing Law. This Plan and all questions arising thereunder shall be interpreted in accordance with the laws of the State of Delaware, without regard to the doctrine of conflicts of law.

         E. Records. The records of Noble-Met with respect to eligibility to participate in this Plan and with regard to the calculation of the Plan Benefits payable hereunder shall be binding and conclusive on all Qualified Employees, beneficiaries and all other persons whomsoever.

         F. Severability. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be interpreted in all respects as if such invalid provision were omitted.

                                      * * *

         The Plan was duly adopted and approved by the Board of Directors of MDMI as of the ___ day of ___________, 2000, to be effective as of May 12, 2000.



                                    -------------------------------------------
                                    Secretary



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                                   APPENDIX A

                              SHARE ALLOCATION LIST



Thomas Maloney: 75% up to a maximum of $750,000, subject to the terms of that certain Employment Agreement between MDMI and Maloney dated May 12, 2000, as may be amended from time to time.

James J. Reed: 15% up to a maximum of $150,000, subject to the terms of that certain Employment Agreement between MDMI and Reed dated May 12, 2000, as may be amended from time to time.

Tim Noppert: 10% up to a maximum of $100,000, subject to the terms of that certain Services Agreement between MDMI and Noppert dated May 12, 2000, as may be amended from time to time.




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